Exhibit 99.1

Atlantic Coastal Acquisition Corp. Announces Plans to Extend Deadline to Complete Initial Business Combination.

The Company Also Received a Notice of Non-compliance from Nasdaq for Failure to Timely File its Second Quarter 2023 Form 10-Q

NEW YORK, N.Y., August 25, 2023 – Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) (the “Company”), a special purpose acquisition corporation, today announced that its Board of Directors approved to extend the date by which the Company would be required to consummate a business combination (“Extension”). This announcement follows a prior announcement on August 18, 2023 whereby the Company announced it would redeem its public shares. This Extension is subject to approval of the Company’s shareholders at the Special Meeting that is currently scheduled for September 8, 2023.

For further information related to Extension and/or Special Meeting, please see the Company’s Schedule 14A Preliminary Proxy Statement that was filed on August 22, 2023, as well as any updates to this filing.

The Company also received a notice of non-compliance from Nasdaq for failure to timely file its second quarter 2023 Form 10-Q. The Company is working to complete its Form 10-Q filing and expects to have this completed in the coming weeks.

About Atlantic Coastal Acquisition Corp.

Atlantic Coastal Acquisition Corp. (NASDAQ: ACAH) is a special purpose acquisition company focused on the future of mobility. On March 8, 2021, Atlantic Coastal announced the closing of its IPO and listing on Nasdaq. The Atlantic Coastal team is led by Chairman and CEO Shahraab Ahmad, and President and Director Burt Jordan. For more information, please visit www.atlanticcoastalacquisition.com.

Forward-Looking Statements

This press release may contain statements that constitute “forward-looking statements.” Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s 10-K filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.